EXHIBIT 23.1

Chang G. Park, CPA, Ph. D.
t 4725 MERCURY STREET SUITE 210 t SAN DIEGO t CALIFORNIA 92111 t
t TELEPHONE (858) 722-5953 t FAX (858) 408-2695 t FAX (858) 764-5480
t E-MAIL changgpark@gmail.com t

May 13, 2011

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements on Form 10-Q of Naturewell, Incorporated of our report dated on May 13, 2011, with respect to the unaudited interim financial statements of Naturewell, Incorporated, included in Form 10-Q for the period ended March 31, 2011.

Very truly yours,

/s/Chang G. Park
Chang G. Park, CPA

Member of the California Society of Certified Public Accountants Registered with the Public Company Accounting Oversight Board